Exhibit 99.2
thredUP Announces Launch of Public Offering
Oakland, CA, July 26, 2021 – ThredUp Inc. (Nasdaq: TDUP) (“thredUP”), one of the largest online resale platforms for women’s and kids’ apparel, shoes and accessories, announced today the launch of the public offering of 6,424,369 shares of its Class A common stock, consisting of 2,000,000 shares to be issued and sold by thredUP and 4,424,369 shares to be sold by existing stockholders of thredUP. The selling stockholders are expected to grant the underwriters a 30-day option to purchase up to 963,655 additional shares of Class A common stock. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering.
thredUP intends to use the net proceeds from the sale of its shares in the offering for working capital, other general corporate purposes and to fund its growth strategies. thredUP will not receive any proceeds from the sale of shares by the selling stockholders.
Goldman Sachs & Co. LLC, Morgan Stanley and Barclays are acting as lead book-running managers for the offering. William Blair is acting as a book-running manager.
This offering will be made only by means of a prospectus. When available, copies of the preliminary prospectus relating to the offering may be obtained from: Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, or by telephone at (866) 471-2526; Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; and Barclays Capital Inc., c/o Broadridge Financial Solutions, Attention: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (888) 603-5847.
A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About ThredUp Inc.
thredUP is transforming resale with the mission to inspire a new generation of consumers to think secondhand first. By making it easy to buy and sell secondhand, thredUP has become one of the world's largest resale platforms for women's and kids' apparel, shoes and accessories. thredUP is extending the life cycle of clothing, changing the way consumers shop and ushering in a more sustainable future for the fashion industry.
Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements include all statements that are not historical facts. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include any statements regarding thredUP’s proposed offering. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described under “Risk Factors” in thredUP’s registration statement relating to the offering. Except as required by law, thredUP has no obligation to update any of these forward-looking statements to conform these statements to actual results or revised expectations.
Contacts:
Media Contact:
media@thredup.com
Investor Contact:
IR@thredup.com